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Exhibit 99-a

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        ADC Telecommunications, Inc. desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this cautionary statement in connection with the Reform Act. This Form 10-K and our Annual Report to Shareowners, any Form 10-Q or Form 8-K, or any other written or oral statements made by or on our behalf may include forward-looking statements that reflect our current views with respect to future events and financial performance. The words "believe," "expect," "anticipate," "intend," "estimate," "forecast," "project," "could," "may" and other similar expressions identify forward-looking statements.

        We wish to caution you that any forward-looking statements made by or on our behalf are subject to uncertainties and other factors that could cause such statements to be wrong. Some of these uncertainties and other factors are listed under the caption "Risk Factors" below (many of which we have discussed in prior SEC filings). Though we have attempted to list comprehensively these important factors, we wish to caution investors that other factors may prove to be important in the future in affecting our operating results. New factors emerge from time to time, and it is not possible for us to predict all of these factors, nor can we assess the impact each factor or combination of factors may have on our business.

        You are further cautioned not to place undue reliance on those forward-looking statements because they speak only of our views as of the date the statements were made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

Demand for our products may decrease if we are unable to anticipate and adapt to rapidly changing technology.

        The communications equipment industry is characterized by rapid technological change. In our industry, we also face evolving industry standards, changing market conditions and frequent new product and service introductions and enhancements by our competitors. The introduction of products using new technologies or the adoption of new industry standards can make our existing products or products under development obsolete or unmarketable. In order to grow and remain competitive, we will need to adapt to these rapidly changing technologies, to enhance our existing solutions and to introduce new solutions to address our customers' changing demands.

        In addition, new product development often requires long-term forecasting of market trends, development and implementation of new technologies and processes, and a substantial capital commitment. We have invested, and we will continue to invest, substantial resources for the development of new products. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of new solutions. In addition, these new solutions and enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance. If we fail to anticipate or respond in a cost-effective and timely basis to technological developments, changes in industry standards or customer requirements, or if we have any significant delays in product development or introduction, our business, operating results and financial condition could be affected materially and adversely.

Our business may be affected adversely by general economic and market conditions.

        Our business is subject to the effects of general economic conditions in the United States and globally, and, in particular, market conditions in the communications and networking industries. In recent quarters, our operating results have been affected adversely as a result of recent unfavorable economic conditions and reduced capital spending, particularly in the United States. If the economic conditions in the United States and globally do not improve, or if we experience a worsening in the global economic slowdown, we may continue to experience material adverse impacts on our business operating results and financial condition.

We may not realize expected benefits from our announced restructuring initiative.

        We announced an initiative to focus our business on core operations and improve our operating performance by restructuring and streamlining operations during fiscal 2001. We cannot predict whether we will realize expected synergies and improved operating performance as a result of our restructuring and streamlining of operations. We also cannot predict whether our restructuring and streamlining of operations will affect adversely our ability to retain key employees, which, in turn, would affect adversely our operating results.

The market for communications equipment products and services is rapidly changing.

        In the past, our principal product offerings have been copper-based and fiber-optic-based products designed to connect and transmit information on traditional telephony networks. With the growth of multimedia applications and the development of enhanced Internet, data, video and voice services, our recent product offerings and research and development efforts have been and are focused on emerging technologies and network equipment, software and integration service offerings for communications service providers. The market for communications network equipment, software and integration services is rapidly changing. Our future growth will be dependent in part on our ability to develop successfully and introduce commercially new products for this market. Our future will also depend on the growth of the communications equipment market. The growth in the market for communications equipment products and services is dependent on a number of factors. These factors include:

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  the amount of capital expenditures by network providers;

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  regulatory and legal developments;

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  changes to capital expenditure rates by network providers;

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  the addition of new customers to the market; and

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  end-user demand for integrated Internet, data, video, voice and other network services.

        We cannot predict the growth rate of the market for communications equipment products and services. The recent slowdown in the general economy, changes and consolidation in the service provider market, and the constraints on capital availability have had a material adverse effect on many of our service provider customers, with a number of such customers going out of business or substantially reducing their expansion plans and purchases. Also, we cannot predict technological trends or new products in this market. In addition, we cannot predict whether our products and services will meet with market acceptance or be profitable. We may not be able to compete successfully, and competitive pressures may affect our business, operating results and financial condition materially and adversely.

Our industry is highly competitive.

        Competition in the communications equipment industry is intense. We believe that competition may increase substantially with the increased use of broadband networks. We believe our success in competing with other manufacturers of communications equipment products and services will depend primarily on our engineering, manufacturing and marketing skills, the price, quality and reliability of our products, our delivery and service capabilities and our control of operating expenses. We anticipate increasing pricing pressures from current and future competitors. Many of our foreign and domestic competitors have more extensive engineering, manufacturing, marketing, financial and personnel resources than we do. Competition may also be affected by consolidation among communications equipment providers. As a result, other competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. We cannot predict whether we will be able to compete successfully with our existing and new products and services or with current and future competitors. In addition, we believe that technological change, the convergence of Internet, data, video and voice on a single broadband network, the possibility of regulatory changes and industry consolidation or new entrants will continue to cause rapid evolution in the competitive environment. The full scope and nature of these changes are difficult to predict at this time. Increased competition could lead to price cuts, reduced profit margins and loss of market share, which may seriously harm our business, operating results and financial condition.

Our operating results fluctuate significantly.

        Our operating results vary significantly from quarter to quarter. These fluctuations are the result of a number of factors, including:

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  the volume and timing of orders from and shipments to our customers;

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  the timing of and our ability to obtain new customer contracts;

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  the timing of new product and service announcements;

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  the availability of products and services;

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  the overall level of capital expenditures by our customers;

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  the market acceptance of new and enhanced versions of our products and services or variations in the mix of products and services we sell;

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  the utilization of our production capacity and employees; and

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  the availability and cost of key components.

        Our recent operating results may not be a good predictor of our results in future periods. The recent economic downturn has caused a significant change in our growth strategy and, therefore, may not be an accurate indicator of future operating results. Our expense levels are based in part on expectations of future revenues. If revenue levels in a particular period are lower than expected, our operating results will be affected adversely. In addition, our operating results are also subject to seasonal factors. We historically have had stronger demand for our products and services in the fourth fiscal quarter ending October 31, primarily as a result of our year-end incentives and customer budget cycles. We typically have experienced weaker demand for our products and services in the first fiscal quarter ending January 31, primarily as a result of the number of holidays in late November, December and early January and a general industry slowdown during that period. We cannot predict if these historical seasonal trends will continue or worsen in the future, particularly in light of the recent economic downturn. For instance, due to the economic downturn in the communications equipment and services market during fiscal 2001, this historical trend was not evident in fiscal 2001.

The regulatory environment in which we operate is changing.

        The communications equipment industry is subject to regulation in the United States and other countries. Our business is dependent upon the continued growth of the telecommunications industry in the United States and internationally. Federal and state regulatory agencies regulate most of our domestic customers. In early 1996, the U.S. Telecommunications Act of 1996 was enacted. The Telecommunications Act lifted certain restrictions on the ability of companies, including the Regional Bell Operating Companies and other customers of ours, to compete with one another. The Telecommunications Act also made other significant changes in the regulation of the telecommunications industry. These changes have increased our opportunities to provide solutions for our customers' Internet, data, video and voice needs. However, competition in our markets could intensify as a result of future changes or new regulations in the United States or internationally, which could affect our business, operating results and financial condition adversely.

Conditions in international markets could affect our operations.

        Our international sales accounted for approximately 29% of our net sales in fiscal 2001, 22% of our net sales in fiscal 2000 and 23% of our net sales in fiscal 1999. We expect international sales to increase as a percentage of net sales in the future. In addition to sales and distribution in numerous countries, we own or subcontract operations located in Argentina, Australia, Belgium, Brazil, Canada, China, Finland, France, Germany, Greece, Hungary, India, Ireland, Israel, Italy, Japan, Korea, Malaysia, Mexico, the Netherlands, Russia, Singapore, Spain, Sweden, the United Kingdom and Venezuela. Due to our international sales and our international manufacturing and software development operations, we are subject to the risks of conducting business internationally. These risks include:

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  local economic and market conditions;

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  political and economic instability;

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  unexpected changes in or impositions of legislative or regulatory requirements;

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  fluctuations in the exchange rate of the U.S. dollar;

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  tariffs and other barriers and restrictions;

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  longer payment cycles;

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  difficulties in enforcing intellectual property and contract rights;

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  greater difficulty in accounts receivable collection;

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  potentially adverse taxes; and

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  the burdens of complying with a variety of foreign laws and telecommunications standards.

        We also are subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships. We maintain business operations and have sales in many international markets. Economic conditions in many of these markets represent significant risks to us. We cannot predict whether our sales and business operations in these markets will be affected adversely by these conditions. Instability in foreign markets, particularly in Asia and Latin America, could have a negative impact on our business, financial condition and operating results. Potential turmoil in the Middle East also may have a negative impact on the results of our operations located in Israel. In addition to the effect of international economic instability on foreign sales, domestic sales to U.S. customers having significant foreign operations could be impacted adversely by these economic conditions, which may affect our business, financial condition and operating results materially and adversely in the future.

Our intellectual property rights may not be adequate to protect our business.

        Our future success depends in part upon our proprietary technology. Although we attempt to protect our proprietary technology through patents, trademarks, copyrights and trade secrets, we cannot predict whether such protection will be adequate, or whether our competitors can develop similar technology independently without violating our proprietary rights.

        As the competition in the communications equipment industry increases and the functionality of the products in this industry further overlap, we believe that companies in the communications equipment industry may become increasingly subject to infringement claims. We have received and may continue to receive notices from third parties, including some of our competitors, claiming that we are infringing third-party patents or other proprietary rights. We cannot predict whether we will prevail in any litigation over third-party claims, or whether we will be able to license any valid and infringed patents on commercially reasonable terms. Any of these claims, whether with or without merit, could result in costly litigation, divert our management's time, attention and resources, delay our product shipments or require us to enter into royalty or licensing agreements. A third party may not be willing to enter into a royalty or licensing agreement on acceptable terms, if at all. If a claim of product infringement against us is successful and we fail to obtain a license or develop or license non-infringing technology, our business, financial condition and operating results could be affected adversely.

We may be unable to identify or complete strategic acquisitions and investments.

        Our long-term growth strategy includes the continued acquisition of, or investment by us in, complementary businesses, products, services or technologies. We cannot assure you that we will be able to identify suitable acquisition or investment candidates. Even if we identify suitable candidates, we cannot assure you that we will be able to make acquisitions or investments on commercially acceptable terms, if at all. If we acquire a company, we may have difficulty assimilating its businesses, products, services, technologies and personnel into our operations. These difficulties could disrupt our ongoing business, distract our management and workforce, increase our expenses and adversely affect our operating results. In addition, we may incur debt or be required to issue equity securities to pay for future acquisitions or investments. The issuance of any equity securities could be dilutive to our shareowners.

We may encounter difficulties obtaining raw materials and supplies needed to make our products.

        Our ability to produce our products is dependent upon the availability of certain raw materials and supplies. The availability of these raw materials and supplies is subject to market forces beyond our control. From time to time, there may not be sufficient quantities of raw materials and supplies in the marketplace to meet the customer demand for our products. In addition, the costs to obtain these raw materials and supplies are subject to price fluctuations due to market demand. Many companies utilize the same raw materials and supplies in the production of their products as we use in our products. Companies with more resources than our own may have a competitive advantage in obtaining raw materials and supplies due to greater buying power. Reduced supply and higher prices of raw materials and supplies may affect our business, operating results and financial condition adversely.

Our stock price is volatile.

        Based on the trading history of our common stock and the nature of the market for publicly traded securities of companies in our industry, we believe that some factors have caused and are likely to continue to cause the market price of our common stock to fluctuate substantially. These factors include:

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  announcements of new products and services by us or our competitors;

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  quarterly fluctuations in our financial results or the financial results of our competitors or our customers;

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  customer contract awards to us or our competitors;

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  increased competition with our competitors or among our customers;

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  consolidation among our competitors or customers;

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  disputes concerning intellectual property rights;

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  the financial health of ADC, our competitors or our customers;

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  developments in telecommunications regulations;

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  general conditions in the communications equipment industry; and

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  general economic conditions.

        In addition, communications equipment company stocks have experienced significant price and volume fluctuations that are often unrelated to the operating performance of such companies. This market volatility may affect the market price of our common stock adversely.

Our investments in other publicly traded companies may be subject to market volatility.

        We maintain an investment portfolio of several publicly held companies. These investments are classified as available-for-sale securities and are recorded on our balance sheet at fair value. The values recorded for these publicly traded securities are subject to market price volatility. Many market factors (including those set forth in the prior risk factor) have caused and are likely to continue to cause the market price of these publicly traded securities to fluctuate substantially. Further, these investments are primarily in communications equipment company stocks. The stocks of communications equipment company stocks have experienced significant price and volume fluctuations that often are unrelated to the operating performance of such companies. As a result, the value of our investments in these publicly traded companies may fluctuate substantially.

We have offered and may continue to offer customer financing arrangements.

        We have worked with customers and third-party financial institutions to finance projects through negotiated financing arrangements. As of October 31, 2001, we had commitments to extend credit of approximately $167 million, of which approximately $80 million was drawn and outstanding at that time. We have recorded approximately $37 million in loss reserves in the event of non-performance related to these financing arrangements. Many of our competitors engage in similar financing transactions in order to obtain customer orders. To remain competitive, we believe that it may be necessary for us to continue to offer financing arrangements in the future. We intend under certain circumstances to sell all or a portion of these commitments and outstanding receivables to third parties. Our ability to collect on these commitments or to reduce our risk of loss by selling these commitments and receivables without recourse is contingent on the perceived financial health of the companies to which we extend credit. This is likely to be affected by many factors, including, among others, general conditions in the communications equipment and services industry, general economic conditions and changes in telecommunications regulations. We may experience credit losses that could affect our business, financial condition and operating results adversely.

We are dependent upon key personnel.

        Like all high-technology companies, our success is dependent on the efforts and abilities of our senior management and other qualified employees. Our ability to attract, retain and motivate skilled employees and other senior management personnel is critical to our continued growth. The competition for qualified employees, and particularly engineers, programmers and systems analysts, has been and likely will continue to be intense. In addition, because we may acquire one or more businesses in the future, our success will depend, in part, upon our ability to retain and integrate our own operations personnel with personnel from acquired entities who are necessary to the continued success or the successful integration of the acquired businesses. Moreover, due to our recent initiative to focus our business on core operations and improve our operating performance by restructuring and streamlining operations, we cannot assure you of our ability to attract and retain key personnel.

We do not pay cash dividends on our common stock.

        We currently do not pay any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our operations and for general corporate purposes.

Anti-takeover provisions in our charter documents, our shareowner rights plan and Minnesota law could prevent or delay a change in control of our company.

        Provisions of our articles of incorporation and bylaws, our shareowner rights plan (also known as a "poison pill") and Minnesota law may discourage, delay or prevent a merger or acquisition that a shareowner may consider favorable and may limit the market price for our common stock. These provisions include the following:

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  advanced notice requirements for shareowner proposals and nominations;

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  authorization for our Board of Directors to issue preferred stock without shareowner approval;

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  authorization for our Board of Directors to issue common stock purchase rights upon a third party's acquisition of 15% or more of our outstanding shares of common stock; and

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  the limitation of business combinations with interested shareowners.

Some of these provisions may discourage a future acquisition of ADC even though our shareowners would receive an attractive value for their shares or a significant number of our shareowners believed such a proposed transaction would be in their best interest.

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  Exhibit 99-a
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS